Exhibit 21

                         SUBSIDIARIES OF CANDIE'S INC.

Bright Star Footwear, Inc.
     a New Jersey corporation                                    wholly owned

Intercontinental Trading Group
     a New York corporation                                      majority owned

Ponca, Ltd.
     a Hong Kong corporation                                     wholly owned

Yulong Co., Ltd.
     a British Virgin Islands corporation                        wholly owned

Candie's Galleria, Inc.
     a New York corporation                                      wholly owned

Michael Caruso & Co., Inc.
     a California corporation                                    wholly owned

Unzipped Apparel, LLC
    a Delaware limited liability corporation                     50% owned